SHAREHOLDERS AGREEMENT

         This SHAREHOLDERS AGREEMENT (this "Agreement"), is made and entered into as of April 7, 2005 among WHSHC, L.L.C., a Delaware limited liability company, and W9/WHSHC, L.C.C. I, a Delaware limited liability company (individually a "Shareholder" and collectively the "Shareholders") and Strategic Hotel Capital, Inc., a Maryland corporation (the "Company").

                               W I T N E S S E T H

         WHEREAS, the Company and the Shareholders are parties to an Observer Agreement, dated as of June 29, 2004 (the "Observer Agreement"), pursuant to which, among other things, the Shareholders are entitled to appoint observers to attend meetings of the Board of Directors of the Company and to receive certain information on a confidential basis regarding the Company, all subject to the terms set forth in the Observer Agreement;

         WHEREAS, pursuant to a letter agreement dated the date hereof, the parties have agreed to replace the Observer Agreement with this Agreement as provided herein; and

         WHEREAS, the Shareholders and the Company wish to record their understanding regarding certain matters relating to the management of the Company and certain other matters.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. In addition to the terms defined in the preamble to this Agreement and elsewhere herein, the following terms shall have the meanings set forth herein for the purposes of this Agreement:

         "Affiliate" shall mean, with respect to a Person (as hereinafter defined), any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

         "Board of Directors" shall mean the Board of Directors of the Company in office at the applicable time as elected in accordance with the provisions of the Maryland General Corporation Law, the Charter and the Bylaws.

         "Bylaws" shall mean the bylaws of the Company, as amended from time to time.

         "Charter" shall mean the charter of the Company, as amended from time to time.

         "Common Stock" shall mean the shares of common stock, par value $0.01 per share, of the Company.

         "Common Stock Deemed Outstanding" shall mean, as of any date, the total number of shares of Common Stock outstanding as of such date plus the total number of shares of Common Stock which may be acquired upon exercise or conversion of all options, warrants or other securities or rights convertible into or exercisable for shares of Common Stock which were outstanding as of such date, whether or not convertible or exercisable within 60 days of such date.

         "Deemed Beneficial Ownership" shall mean, with respect to the Shareholders as of any date, the percentage obtained by dividing (a) the total number of shares of Common Stock owned of record or beneficially by the Shareholders as of such date plus the total number of shares of Common Stock which may be acquired by the Shareholders upon exercise or conversion of all options, warrants or other securities or rights convertible into or exercisable for shares of Common Stock which were held by the Shareholders as of such date, whether or not convertible or exercisable within 60 days of such date, by (b) the Common Stock Deemed Outstanding as of such date.

         "Person" shall mean an individual, corporation, partnership, trust, joint venture, limited liability company, unincorporated organization or other legal entity, or a government or any agency or political subdivision thereof.

                                   ARTICLE II
                              BOARD REPRESENTATION

         Section 2.1 Right to Nominee. The Shareholders shall collectively have the right to nominate one person (such person, the "Shareholder Nominee"), as a director (such person, the "Shareholder Director") to the Board of Directors so long as the Deemed Beneficial Ownership of the Shareholders is not less than 10% in the aggregate. The Shareholders shall not name any person as the Shareholder Nominee if: (a) such person is not reasonably experienced in business, financial and lodging industry matters; (b) such person has been convicted of, or has pled nolo contendere to, a felony; (c) the election of such person would violate any law; or (d) any event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act has occurred with respect to such person.

         Section 2.2 Election of Directors. The Company hereby covenants and agrees that, during such time as the Shareholders have the right to nominate the Shareholder Nominee pursuant to Section 2.1, the Company shall use its best efforts to cause the election of the Shareholder Nominee.

         Section 2.3 Shareholders' Meeting. Immediately upon execution of this Agreement by all parties hereto, the Shareholders may by written notice identify the Shareholder Nominee, who will be nominated by the Board of Directors for election at the next annual meeting of shareholders to elect directors of the Company in accordance with Sections 2.1 and 2.2 hereof. The Shareholder Director will not be entitled to receive compensation as a director of the Company; provided the Shareholder Director will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such director's services on the Board of Directors to the same extent as other non-employee directors and will be named as a covered insured and a beneficiary on the same basis as other non-employee directors under any directors' and officers' insurance policy maintained by the Company for its directors.

         Section 2.4 Resignation, etc., of Directors. In the event of the death, disability, removal or resignation of the Shareholder Director, the Shareholders collectively shall notify the Company, within 30 days after such death, disability, removal or resignation, of a successor Shareholder Nominee who shall be promptly appointed by the remaining directors then in office to serve the unexpired term of such former Shareholder Director whose departure created the vacancy.

                                   ARTICLE III
                                  MISCELLANEOUS

         Section 3.1 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by each of the parties hereto.

         Section 3.2 Expenses. Except as otherwise specifically provided in this Agreement, each party hereto shall bear its own costs and expenses with respect to the negotiation of this Agreement and the termination of the Observer Agreement contemplated hereby.

         Section 3.3 Notices. Any notice, request, instruction or other communication to be given hereunder by a party hereto shall be dated and in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, directed at the following addresses:

         (a) If to the Company, addressed as follows:

              Strategic Hotel Capital, Inc.
              77 West Wacker Drive
              Chicago, Illinois  60601
              Attention:     General Counsel
              Facsimile No.: (312) 658-5799

         (b) If to WHSHC, L.L.C., addressed as follows:

             WHSHC, L.L.C.
             c/o Whitehall Street Real Estate Limited Partnership VII 85 Broad Street
             New York, New York  10004
             Attention:     General Counsel
             Facsimile No.: (212) 357-5505

         (c) If to W9/WHSHC, L.L.C. I, addressed as follows:

             Whitehall Street Real Estate Limited Partnership IX
             85 Broad Street
             New York, New York  10004

             Attention:     General Counsel
             Facsimile No.: (212) 357-5505

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         Section 3.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         Section  3.5   Counterparts.   This   Agreement   may  be  executed  in
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 3.6 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively.

         Section 3.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

         Section 3.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise specifically provided in this Agreement, no assignment of any rights or obligations shall be made by any party without the written consent of the other parties hereto.

         Section 3.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

         Section 3.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         Section 3.11 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         Section 3.12 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements, arrangements and understandings among the parties.

         Section 3.13 Termination. This Agreement shall terminate (i) on the first date upon which the Deemed Beneficial Ownership of the Shareholders is less than 10% or (ii) immediately upon delivery of written notice of termination by the Shareholders to the Company, which notice may be given at any time at the sole discretion of the Shareholders.

         Section 3.14 Effectiveness; Replacement of Observer Agreement. The Company has agreed that it will nominate a Shareholder Nominee for election at its 2005 annual meeting of shareholders. This Agreement shall become effective immediately upon election of such Shareholder Nominee at such meeting and the Observer Agreement shall immediately be replaced by this Agreement and, thereafter, the terms of the Observer Agreement shall have no further force or effect. In the event that such Shareholder Nominee is not elected at the Company's 2005 annual meeting of shareholders, this Agreement shall not become effective and the Observer Agreement shall remain in full force and effect. Notwithstanding the foregoing, the confidentiality obligations set forth in
Section 3.11 of the Observer Agreement shall survive the replacement of the Observer Agreement in accordance with the terms thereof.

         Section 3.15 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                             STRATEGIC HOTEL CAPITAL, INC.

                             By: /s/ Laurence S. Geller
                                 -----------------------------------------------
                                 Laurence S. Geller
                                 President and Chief Executive Officer

                             WHSHC, L.L.C.

                             By: Whitehall Street Real Estate Limited
                                 Partnership VII

                                 By: WH Advisors, L.P. VII, General Partner

                                     By: WH Advisors, Inc., VII,
                                         General Partner

                                         By: /s/ Alan Kava
                                            ------------------------------------
                                            Name:  Alan Kava
                                            Title: Vice President

                             W9/WHSHC, L.L.C. I


                             By: Whitehall Real Estate Limited Partnership IX

                             By: WH Advisors, L.L.C. IX, General Partner


                             By:  /s/ Alan Kava
                                ------------------------------------------------
                                Name:  Alan Kava
                                Title: Vice President